Docusign Envelope ID: 4D0E8779-60B7-4B65-9E07-A8F1B5A2CD2C

Bridgepoint Consulting
AN ADDISON GROUP COMPANY

Astrotech Corporation

Consulting Services Agreement

October 5, 2025

ASTROTECH CORPORATION

Docusign Envelope ID: 4D0E8779-60B7-4B65-9E07-A8F1B5A2CD2C

Astrotech Corporation
Thomas B. Pickens, III
2105 Donley Dr #100
Austin, TX 78758

Dear Thomas,

Thank you for the opportunity to submit this consulting services agreement to provide professional consulting services for Astrotech Corporation We appreciate your meeting with us and have carefully considered the information we discussed. Based on our discussions, we are confident that Astrotech Corporation will benefit from our team's cross-functional expertise and big-picture approach. Bridgepoint Consulting has the right combination of professionals, industry knowledge, and methodology to support you.

CURRENT SITUATION/CLIENT NEEDS

Based on our meeting, here is a summary of what we understand as your current needs

- Interim CFO

WE'RE PASSIONATE ABOUT YOUR SUCCESS

We take being your trusted advisor seriously. Our number one goal is to provide the specialized expertise and support, when and where needed, to allow you and your team to focus on what matters most – efficiently and effectively supporting and growing your business.

The following document includes our proposed Statement of Work and Terms & Conditions. In addition, we've enclosed additional information about Bridgepoint's other business lifecycle services. We appreciate your consideration and look forward to partnering with you and your team to achieve your goals.

Thank you again for this opportunity.

Sincerely,

Brad Diseker

Brad Diseker
Director

B

STATEMENT OF WORK

DATE:	SERVICES PERFORMED BY:	SERVICES PERFORMED FOR:
October 5, 2025	Bridgepoint Consulting 8310 N. Capital of Texas Hwy Bldg. 1, Ste. 420 Austin, TX 78731	Astrotech Corporation 2105 Donley Dr #100 Austin, TX 78758

The work described in this Statement of Work ("SOW") is issued pursuant to the Consulting Services Agreement (Exhibit A) between Astrotech Corporation (collectively, "Client") and Bridgepoint Consulting ("Bridgepoint"), effective October 5, 2025, (the "Agreement"). This SOW is subject to the terms and conditions contained in the Agreement between the parties and is made a part thereof.

Any term not otherwise defined herein shall have the meaning specified in the Agreement. In the event of any conflict or inconsistency between the terms of this SOW and the terms of this Agreement, the terms of this SOW shall govern and prevail. The purpose of this SOW is to outline the terms of our relationship and will be effective immediately after signed by both parties.

PROPOSED SERVICES

To help in solving the issues outlined in the "Current Situation/Client Needs" section above, Bridgepoint will provide an experienced professional with specific experience to assist with this project.

TIMELINE

Services for Client are estimated to begin on 10/6/2025.

CLIENT RESPONSIBILITIES

Client acknowledges that Bridgepoint's work is highly dependent on the availability of Client's personnel and other factors beyond the control of Bridgepoint. Bridgepoint will use reasonable efforts to assist Client in meeting any stated deadlines, but Client acknowledges that despite these efforts, due to such factors, any stated deadlines and timelines may not be met. Client also understands that the estimated efforts above will fluctuate over the course of the project depending on the needs of management and the related stakeholders.

CLIENT DELIVERY TEAM

The following team of professionals from Bridgepoint will work with you.

Name	Engagement Role	Hourly Rate
Scott Bartley	Consultant (Workstream Lead)	$260

If you, as Client, determine that additional Bridgepoint services or resources are needed, we will work with you to define the additional scope carefully and to select the appropriate Bridgepoint professional (or team of professionals) to meet your needs. If more than one consultant is added to this engagement, you should expect to incur project management costs for approximately 2 to 5 hours per week.

SCOPE OF WORK AND ESTIMATED FEES

Project and One-Time Services

Service	Description	Estimated Fees

Interim CFO	• Ownership of the CFO role
	  o Inclusive of but not limited to
	• Accounting and Finance function oversight
	  • Implementation of Accounting and Finance best practices
	  • Financial reporting ownership
	  • Treasury and Cash Flow management
	  • Advisory to Client ownership
	  • Financial Reporting
	  • Strategic Initiatives
		• Approx 30 hrs per week (or approx. $7,800 @ $260 per hour). Bridgepoint will monitor scope and communicate any necessary change in scope to Client before changes are made via Consulting Agreement Addendum.

Engagement Management	Please see Engagement Management and Communication section below.	
Technical Accounting (if needed)	Please see Technical Accounting section below.	

Fees outlined above are good faith estimates. You will only be billed for actual hours incurred.

* The Engagement Management is estimated at an average of 2 hours per week except during the project kickoff when it is estimated to incur additional 5-10 hours. Scope changes such as the addition of the Bridgepoint staff, may increase the average hours for the engagement management.

ENGAGEMENT MANAGEMENT AND COMMUNICATION

Communication is about keeping everybody in the loop. The Bridgepoint team will develop a communications plan in collaboration with the Client's project manager or coordinator that keeps the Client leadership and the impacted department informed at every phase of the project.

Bridgepoint uses a 4-phase delivery methodology which promotes consistent delivery and client satisfaction. A project engagement manager executes all projects according to the delivery methodology. Guided by the project management principles, engagement managers develop the following work products:

Work Product	Description
Project Kick-off Meeting	A project kick-off meeting includes the project team, project sponsors and stakeholders to introduce the project team and align on key project details including project goals, scope and deliverables, project timeline, communication plan, project logistics, and next steps.
Weekly(/Bi-weekly/Monthly) Project Status Reports	A project status report is a document that provides updates about the progress being made on a particular project. A status report contains an overall rating of scope, budget, and schedule. Accomplishment, Issues and Plans for next week are also included. Risks are also documented.
Weekly/Bi-weekly Project Status Meeting	Client status update meetings are scheduled weekly/bi-weekly to update key project stakeholders on overall status. Key business decisions are highlighted and reviewed as well as project resources.
Addendum	Throughout the project, changes to project scope, schedule and project resources are evaluated against the SOW. An addendum is created when project scope, schedule or resources need to be altered to update the SOW.
Project Timeline and Key Milestones Tracking	A high-level project plan will be developed to identify and manage tasks, resources, dependencies, and scope of the project. A higher-level Milestone table is maintained to communication schedule status.

TECHNICAL ACCOUNTING

Technical Accounting resources are included if a need arises such as footnotes, accounting memo, purchase price accounting transaction, new accounting standard implementation, etc. All technical accounting work products will be reviewed by another technical accounting consultant. Scope would be agreed upon via addendum prior to commencement of work.

PAYMENT

Bridgepoint will charge for this work based upon the level of personnel expertise and time required for completing this project, plus any direct out-of-pocket expenses. All travel and reasonable related travel expenses will be split between Bridgepoint and Client.

Bridgepoint requires a **$30,000** deposit upon execution of this SOW to start the engagement. This deposit will be applied to the final invoice.

Fees and any expenses due under this engagement will be billed on a bi-weekly basis. Bridgepoint invoices are due net 15. All invoices will include a service fee for reasonable administrative and technology expenses of 5% of the invoiced professional services.

APPROVAL

We want to thank you again for the opportunity to present this proposal. We hope you'll find that it conveys our strong desire and excitement about working with Astrotech Corporation

If this Statement of Work is acceptable to Astrotech Corporation, please indicate by signing via DocuSign.

Approved by:

Brad Diseker

Brad Diseker
Bridgepoint Consulting

Thomas B. Pickens III

Thomas B. Pickens, III
Astrotech Corporation

Please fill in the following table with billing information and key contacts for payment processing.

Billing Address	Client Project Manager	Billing/Accounts Payable Contact	Client Cost Center or PO#
2105 Donley Dr #100 Austin, TX 78758	Thomas B. Pickens, III	accountspayable@astrotechcorp.com	

TERMS & CONDITIONS – EXHIBIT A

These Terms & Conditions ("Agreement") are between Bridgepoint Consulting ("Bridgepoint") and Astrotech Corporation ("Client"). Effective as of the execution date below, Bridgepoint and Client agree to the following standard terms and conditions.

1. **Services:** Bridgepoint will use reasonable efforts to perform the agreed-upon services (the "Services") described in the Statement of Work ("SOW") to which these Standard Terms and Conditions are attached as Exhibit A. The Client will provide Bridgepoint with all resources (physical and human) reasonably requested by Bridgepoint to enable Bridgepoint to perform the Services.
2. **Fees and Expenses:** Unless otherwise specified in the engagement letter, fees will be billed on a bi-weekly basis. Expenses incurred by Bridgepoint on behalf of the Client will be invoiced at the actual amount incurred and will be included with the fee billings. All invoices are due in 15 days except as set forth in the SOW.
3. **Termination:** Unless otherwise specified in the SOW, this engagement can be terminated upon two weeks written notice by either party. Either party shall have the right to terminate this engagement immediately if the other party materially breaches this Agreement. Except for Section 1 or as specified herein, the terms of this Exhibit A shall survive any termination or expiration of this Agreement or the engagement.
4. **Independent Contractor:** Bridgepoint is an independent contractor, and will indemnify the Client and hold it harmless to the extent of any obligation imposed by law on the Client to pay any withholding taxes, social security, unemployment or disability insurance, or similar items in connection with any payments made by the Client for the Services.
5. **Limitation of Liability:** Even if the remedies provided for in this Agreement fail of there essential purpose and even if Bridgepoint has been advised of the possibility of the following damages, in no event shall Bridgepoint (or its principals, affiliates, employees, contractors, or agents) be liable to Client or to any other person or entity, under any equitable, common law, contractual, statutory, or other theory, for (i) any incidental, special, consequential, indirect, or punitive damages, (ii) any damages measured by lost profits, opportunities or goodwill, or (iii) any damages in excess of the fees paid by Client to Bridgepoint during the six month period immediately preceding Bridgepoint's actual receipt of Client's first express, written assertion of such claim.
6. **Indemnification:** Each party will indemnify the other party and hold it harmless from all claims made by third parties against such other party in connection with the indemnifying party's breach of this Agreement to the fullest extent permitted under applicable law, except to the extent such claims arise as a result of the other party's gross negligence or willful misconduct. This Section 6 will survive for a period of two years after any termination or expiration of this Agreement or the engagement.
7. **Non-Solicitation:** Unless otherwise set forth in the SOW, during the term of this engagement and for 12 months thereafter, Client and any of its affiliated companies ("Client Group") agrees not to solicit Bridgepoint's affiliates or employees without Bridgepoint's prior written consent, and Bridgepoint agrees not to solicit Client Group's employees without Client's prior written consent. If an employee (or in the case of Bridgepoint, an affiliate) of

one party (the "First Employer") becomes employed or contracted by the other party (the "Second Employer"), and 365 days have not elapsed since such employee (or affiliate) was last employed by or provided services as a contractor to the First Employer, then the Second Employer shall be conclusively deemed to have breached its obligations under this section. As liquidated damages for such a breach, the Second Employer shall pay the First Employer an amount equal to one hundred percent (100%) of the total cash compensation reasonably anticipated to be paid by the Second Employer to such employee or contractor during the first year of such employment or contract relationship with the Second Employer. For purposes of this calculation, the parties agree that such payment shall be due within 30 days after such employment or contract relationship commences, and to conclusively assume that all base salary, discretionary bonuses (in the targeted amount), contract payments (based on reasonable estimates of hours worked or jobs performed), commissions (based on reasonable performance), and other amounts are earned and paid for one entire year, without regard to whether any component of such compensation is discretionary or whether such employment or contract relationship is at will or for a definite term less than one year.

8. **Trademark License:** Client agrees to allow Bridgepoint permission to reference Client's name and logo as a Client or former Client of Bridgepoint and to use Client's trade names, trademarks, service marks and logos (collectively, "Client's Marks") for promotional materials, references, websites, etc. Bridgepoint shall use Client's Marks in accordance with any commercially reasonable usage policies provided by Client to Bridgepoint from time to time. Nothing herein shall affect Client's ownership of Client's Marks. Client may terminate Bridgepoint's use of Client's Marks at any time by providing written notice to Bridgepoint.
9. **Governing Law; Venue; Arbitration; Attorney's Fees:** This Agreement shall be construed in accordance with the laws of the State of Texas (except its conflicts of laws principles). The exclusive venue to resolve any dispute related in any way to this Agreement or the services provided or to be provided by Bridgepoint to Client shall lie in Travis County, Texas. Any dispute related in any way to this Agreement shall be resolved by binding arbitration under the Commercial Rules of the American Arbitration Association (except to the extent they conflict with this Agreement). The prevailing party in any dispute related in any way to this Agreement shall be entitled to recover his, her or its reasonable attorney's fees and reasonable out-of-pocket expenses incurred in the prosecution or defense of claims in such dispute.
10. **Miscellaneous:** There are no intended third-party beneficiaries of this Agreement, the Services, or the engagement. Amounts past due under this Agreement shall accrue interest at the rate of 18% per year, or the maximum rate allowed by law, whichever is less. Client shall pay (or if Bridgepoint pays, reimburse Bridgepoint for) any applicable sales, use or similar tax imposed in connection with any sale of goods or services by Bridgepoint to Client. This Agreement supersedes any prior agreement, understanding, or representation between Bridgepoint and Client, and can only be modified by a written document signed by Bridgepoint and Client.
11. **Confidentiality:** In the course of providing the Services, Bridgepoint may obtain trade secrets or confidential information of Client, or information held by Client under an obligation to a third party to keep that information confidential (together, "Confidential Information").

Bridgepoint agrees not to use or disclose Confidential Information except (a) to provide the Services to Client or otherwise to perform this Agreement, in which case Bridgepoint will require any third party recipient to commit in writing to be bound by similar terms protecting the confidentiality of such information, or (b) to comply with a subpoena, court order or obligation imposed by law, in which case Bridgepoint will use reasonable efforts to give Client notice so that Client can try to protect or limit such use or disclosure.

Brad Diseker

Brad Diseker **Bridgepoint Consulting**	Thomas B. Pickens, III **Astrotech Corporation**
	Thomas B. Pickens III

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